CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Marsico Investment Fund of our report dated November 18, 2020, relating to the financial statements and financial highlights, which appears in the Annual Report of Marsico Focus Fund, Marsico Growth Fund, Marsico 21st Century Fund, Marsico International Opportunities Fund and Marsico Global Fund on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

January 27, 2021